Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Employee Equity Participation Plan of Covance Inc. and to the incorporation by reference therein of our reports dated February 22, 2007, with respect to the consolidated financial statements of Covance Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Covance Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Covance Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

May 14, 2007